EXHIBIT 99.1

SLS Announces Record Revenue for Months of July and August

Strong Sales of Cinema and Professional Lines Help Drive Margin Improvement

OZARK, Mo., Sept. 18 /PRNewswire-FirstCall/ -- SLS International, Inc. (Amex: SLS - News), a leading provider of premium quality sound systems for professional (recording studio, concert, etc.), cinema and home entertainment markets, announced today record revenue for the months of July and August, 2006. The Company had unaudited gross revenue for the 2006 two-month period of $935,532, compared to $853,243 for the same period in fiscal 2005. For the month of August, 2006, SLS generated unaudited gross revenue of $615,151, which was the highest monthly revenue the Company has generated, excluding months when the Company shipped the Q-Line System to Best Buy Co., Inc. In August, 2005, SLS had revenue of $610,967, which included a shipment of $140,000 worth of Q-Line Systems to Wal-Mart.

The significant increase in revenue during the July-August, 2006 period was a result of continuing strong sales of the Company's Cinema and Professional Systems which also included improved margins. SLS had a backlog at the end of the August, 2006 of $385,000.

"Over the last year, we have learned a great deal about who the target customers are for our product lines and how to most effectively reach these customers," said John Gott, SLS International's Chairman and Chief Executive Officer. "While we continue to explore several new consumer retail distribution methods for our Consumer Products that include the Q Line Silver, The HT and Design Series and Q Line Gold, strength in our core product lines for the professional and cinema markets continues to increase, reflecting solid demand for our ultra-high fidelity product lines. We believe that strength in these markets will continue throughout the year, and will be enhanced by improved sales for our Consumer Products line."

About SLS

Based in Ozark, Mo., SLS International, Inc. is a manufacturer and developer of new proprietary patent-pending ultra-high fidelity Ribbon Driver loudspeakers, patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets and cinemas SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20% to 30% less distortion of typical compression driver and dome tweeter systems. SLS speakers and systems are used in high-profile venues such as NBC/MSNBC's 2002, 2004 and 2006 Olympics studios, the Recording Academy's Grammy Producers Sound Table events, Network Television's Rockstar INXS and Rockstar SuperNova just to name a few. For more information, visit http://www.slsaudio.com.

Safe Harbor

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.